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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-117319), Form S-3 (No. 333-117310), Form S-8 (No. 333-103154),
Form S-8 (No. 333-103192), Form S-8 (No. 333-67894), Form S-8 (No. 333-60330),
and Form S-8 (No. 333-22167) of M.D.C. Holdings, Inc., and in the related Prospectuses, of our report dated February 15, 2005, with respect to the consolidated financial statements of M.D.C. Holdings, Inc., M.D.C. Holdings, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of M.D.C. Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

                                        /s/ ERNST & YOUNG LLP


Denver, Colorado
February 15, 2005